CERTIFICATE OF MERGER
OF
ALLEGHENY ENERGY GLOBAL MARKETS, LLC
INTO
ALLEGHENY ENERGY SUPPLY COMPANY, LLC

The undersigned, acting pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), does hereby certify as follows:

     1.   The names of the constituent limited liability companies are Allegheny Energy Global Markets, LLC ("Global Markets"), a Delaware limited liability company, and Allegheny Energy Supply Company, LLC ("Supply"), a Delaware limited liability company.

     2.   An agreement of merger (the "Agreement"), whereby Global Markets shall merge with and into Supply and whereby Supply shall merge with Global Markets, has been approved and executed by each of Supply and Global Markets pursuant to Subsection 18-209(b) of the DLLCA.

3. Supply shall survive the merger, and the name of the surviving entity shall be "Allegheny Energy Supply Company, LLC".
4. The merger shall be effective at 11:59 p.m. on December 31, 2001, or such other time as Supply and Global Markets may agree.
5. The executed Agreement is on file at Supply's principal place of business at 4350 Northern Pike, Monroeville, PA 15146.
6. A copy of the Agreement will be furnished by the surviving entity on request and without cost to any member of Global Markets or Supply.

  IN WITNESS WHEREOF, Supply, as the surviving entity in the merger, has caused this Certificate of Merger to be duly executed on behalf of Supply by the undersigned authorized person on December 21, 2001.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By:	/s/ M. P. Morrell Name: Michael P. Morrell Title: President and COO